Exhibit 19.1

POLICY ON INSIDER TRADING

AND COMMUNICATIONS WITH THE PUBLIC

Adopted January 29, 2021

(last revised January 14, 2025)

“Covered Persons” (as defined below) must comply with sections 1-6 and 9-11 of this Policy “Designated Insiders” (as defined below) must comply with Sections 1-11 of this Policy

1.	THE NEED FOR A POLICY (Applicable to “Covered Persons” and “Designated Insiders”)

This Policy on Insider Trading and Communications with the Public (the “Policy”) applies to insider and other trading, which is covered by the federal securities laws and includes: (a) the contemplated purchase or sale of securities in GAN Limited, a Bermuda exempted company limited by shares and all subsidiaries (collectively, the “Company”) by directors, officers, employees and consultants of the Company and their immediate family members; (b) the disclosure of material nonpublic information (“MNPI”) or confidential information about the Company to others who then trade in Company securities; and (c) trading in the securities of other companies or entities with which the Company has conducted, is conducting, or intends to conduct, business, or sharing with anyone outside the Company any MNPI about these other companies or entities.

a)	This Policy applies to:

(i)	directors, officers and other employees of the Company;

(ii)	certain key employees designated by the Company (the persons in (a)(i) and (a)(ii) are referred to as “Company Personnel”);

(iii)	agents and consultants who have access to or receive MNPI; and

(iv)	members of the immediate family and household of the forgoing.

b)	Company Personnel are obligated to inform their immediate family members and anyone in their house- hold of the requirements of this Policy. The term “Covered Persons” shall mean all of the forgoing.

c)	This Policy has been adopted to promote compliance with the federal securities laws and to help Covered Persons avoid the severe consequences associated with violations of federal securities laws. This Policy is also intended to prevent even the appearance of improper conduct by Covered Persons.

2.	WHAT IS INSIDER TRADING? (Applicable to “Covered Persons” and “Designated Insiders”)

Insider trading occurs when a person uses MNPI obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities, or to provide that information to others outside the Company. A director, officer or other employee, agent, consultant, or any other advisor owing a duty of trust and confidence to the Company, such as accountants or outside attorneys, also may violate the insider trading laws if he or she communicates or “tips” MNPI to another person or entity without authorization by the Company, which person or entity in turn trades on the basis of this information.

a)	Definition of “Designated Insider.” A “Designated Insider” shall mean:

a.	All Non-Executive Directors of the Board

b.	All Executive Directors of the Board

c.	The President

d.	All Executive Officers

e.	All Section 16 Officers

f.	All members of the Legal Department

g.	All members of the Finance Department (including Investor Relations)

h.	All members of the Compliance Department

i.	Certain members of Human Resources

j.	Certain members of Coolbet Group of Companies

k.	All Individuals designated by the Chief Legal Officer from time to time

b)	Definition of “Material.” The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of the Company’s business or to any type of security, debt or equity.

c)	Examples of Material Information. Although it is not possible to list all information that might be deemed material under particular circumstances, information concerning the following subjects is often found to be material: (i) projections of future earnings or losses, or other earnings guidance; (ii) earnings that are inconsistent with the consensus expectations of the investment community; (iii) significant changes in the Company’s prospects; (iv) securing or losing a gaming license to operate in a jurisdiction; (v) significant write-downs in assets; (vi) developments regarding significant litigation or government agency investigations; (vii) major changes in management or the board of directors; (viii) significant financings; (ix) major changes in accounting methods or policies; (x) award or loss of a significant contract; (xi) cybersecurity incidents; and (xii) proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets.

d)	Definition of “Nonpublic.” Information is “nonpublic” if it has not been made available to investors generally, and the investors must be given the opportunity to absorb the information. Even after wide disclosure of nonpublic information about the Company, it is not considered to be public information until 2 full trading days after the information was publicly disclosed.

e)	Examples of Nonpublic Information. Some examples of nonpublic information includes (i) information available to a select group of analysts or brokers or institutional investors; (ii) undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and (iii) information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed (two full trading days) for the market to absorb such information.

f)	Types of Securities. The insider trading prohibitions (including tipping) are not limited to common stock of the Company. Under federal securities laws, insider trading in any security of the Company, such as debt or preferred stock, is illegal. This Policy also applies to trading in the common stock or securities of other companies that the Company has conducted, currently conducts, or intends to conduct, business, such as customers and suppliers.

When in doubt about whether certain nonpublic information is material, you should (a) assume that the information is material or (b) consult the Company’s Chief Legal Officer before making any decision to disclose such information or trade securities.

3.	PENALTIES FOR INSIDER TRADING (Applicable to “Covered Persons” and “Designated Insiders”)

Penalties for trading on or communicating MNPI can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is mandatory.

a)	Criminal Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has MNPI can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided. In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed MNPI. Tippers can be subject to the same penalties and sanctions as the tippees, and the US Securities and Exchange Commission (“SEC”) has imposed large penalties even when the tipper lost money.

b)	Civil Legal Penalties. The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

c)	Company-Imposed Penalties. Covered Persons who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Chief Legal Officer and must be provided in advance.

4.	TRADING POLICY (Applicable to “Covered Persons” and “Designated Insiders”)

a)	No Covered Persons may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of MNPI about the Company.

b)	No Covered Person with MNPI may communicate that information (“tip”) to any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

c)	No Covered Person may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of MNPI about that company which was obtained in the course of their involvement with the Company. The prohibition against tipping also applies to this situation.

d)	Covered Persons should never trade, tip or otherwise cause the purchase or sale of securities while in possession of information that you have reason to believe is MNPI.

e)	Designated Insiders must “pre-clear” trading in Company securities in accordance with the procedures set forth in this Policy.

f)	This Policy continues to apply to transactions by Covered Persons in Company securities even after termination of employment or service. If the Covered Person is in possession of MNPI when employment or service is terminated, such Covered Person may not trade in Company securities until that information has become public or is no longer material.

g)	The trading prohibitions and restrictions in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations. Questions about whether other prohibitions or restrictions apply to Covered Persons should be directed to the Company’s Chief Legal Officer.

Transactions that may seem necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from this Policy. The securities laws do not recognize such mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. Any scrutiny of transactions will be done so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, any Covered Persons should carefully consider how enforcement authorities and others might view the transaction in hindsight.

5.	EXCEPTIONS TO THE TRADING POLICY (Applicable to “Covered Persons” and “Designated Insiders”)

This Policy does not apply to the exercise of a stock option granted under the Company’s 2020 Equity Incentive Plan (or similar plan adopted subsequently) for cash or the delivery of previously owned Company stock. However, the sale of any shares issued on the exercise of stock options and any cashless exercise of stock options are subject to trading restrictions under this Policy.

6.	ENFORCEMENT OF TRADING POLICY (Applicable to “Covered Persons” and “Designated Insiders”)

The Company has appointed the Chief Legal Officer to oversee this Policy including, but not limited to, the following: (i) assisting with administration, implementation, enforcement of this Policy; (ii) circulating or publishing this Policy to all directors, officers and other employees and collecting written acknowledgements from certain Covered Persons in the form attached to this Policy; (iii) ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws; and (iv) pre-clearing all trading in securities of the Company by Designated Insiders in accordance with the procedures set forth below.

7.	BLACKOUT PERIODS (Applicable to “Designated Insiders”)

A “Blackout Period” is a period during which a Designated Insider may not execute transactions in Company securities (other than as specified by this Policy). Please bear in mind that even if a Blackout Period is not in effect, at no time may anyone trade in Company securities if they are aware of any MNPI.

a)	Quarterly Earnings Blackout Period: This applies to all Designated Insiders. This blackout period is keyed to the Company’s earnings releases.

(i)	No Designated Insider may trade in the Company’s securities during the period beginning at the close of market fifteen (15) full calendar days before the end of each fiscal quarter and ending two (2) full trading days after the date that the Company’s financial results are publicly disclosed.

(ii)	In other words, Designated Insiders may only conduct transactions in Company securities during the “Open Window Period” beginning on the third trading day following the public disclosure of the Company’s quarterly financial results and ending at the close of the market fifteen (15) full calendar days before the end of the next fiscal quarter.

This table shows the quarterly Blackout Periods:

Quarterly Earnings Blackout Period
Begins on December 16th	Through	2nd trading day after earnings public release
Begins on March 16th	Through	2nd trading day after earnings public release
Begins on June 15th	Through	2nd trading day after earnings public release
Begins on September 15th	Through	2nd trading day after earnings public release

b)	Exception to Blackout Periods: These restrictions on trading do not apply to transactions made under a prior approved Rule 10b5-1 trading plan, provided that (i) such plan was entered into at a time when the Designated Insider did not possess any MNPI and was not during any company blackout period; (ii) such plan is still valid and in effect; and (iii) such plan meets all of the requirements of this Policy (an “Approved 10b5-1 Plan”).

Note: regardless of any blackout period or open window, any Covered Person possessing MNPI must not engage in any transactions in Company securities until such information has been known publicly for at least two full trading days. Each person is individually responsible at all times for compliance with the prohibitions on insider trading. Trading in Company securities outside the blackout periods should not be considered a “safe harbor,” and Covered Persons should use good judgment at all times.

Event-Specific Blackout Periods. The Company reserves the right to impose other trading blackout periods from time to time, when, in the judgment of the Company, a blackout period is warranted: A blackout period may be imposed for any reason, including the Company’s involvement in a material transaction, the dissemination of MNPI to employees, the anticipated issuance of interim earnings guidance or other material public announcements. The existence of an event-specific blackout period may not be announced or may be announced only to those who are aware of the transaction or event giving rise to the blackout period. An event-specific blackout period may only apply to certain Covered Persons only. If an employee is made aware of the existence of an event-specific blackout period, he should not disclose the existence of such blackout period to any other person. Individuals that are subject to event-specific blackout periods will be contacted by the Chief Legal Officer when these periods are instituted from time to time.

c)	Additional Prohibited Transactions. The Company considers it improper and inappropriate for any Covered Persons to engage in short-term or speculative transactions in the Company’s securities. It therefore is the Company’s policy that Designated Insiders may not engage in any of the following transactions:

(i)	Short-term Trading. Any short-term trading by Designated Insiders of Company securities may be distracting and may unduly focus on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, if any Designated Insiders purchase Company securities in the open market, they generally may not sell or buy any Company securities during the six months following the respective purchase or sale. Further, a violation of this provision by Directors, executive officers and persons holding 10% or more of the Company’s voting securities will create a 6 month “short swing” profit issue, resulting in significant liability to the Insider. Note that shares purchased through the Employee Stock Purchase Plan (“ESPP”) or awards granted under the Company’s 2020 Equity Incentive Plan are not subject to this restriction.

(ii)	Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy and by the federal securities laws with respect to certain persons.

(iii)	Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that trading is based on inside information. Transactions in options also may focus attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

(iv)	Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero- cost collars and forward sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the holder to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, any Designated Insiders may no longer have the same objectives as the Company’s shareholders. Therefore, the Company prohibits any Designated Insiders from engaging in such transactions.

Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold by the broker if a person fails to meet a margin call or by the lender in foreclosure if you default on the loan. A Designated Insider may not have control over these transactions as the securities may be sold at certain times without your consent. A margin or foreclosure sale that occurs when a Designated Insider is aware of any MNPI may, under some circumstances, result in unlawful insider trading. Because of this danger, Designated Insiders are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan without the prior written approval of the Chief Legal Officer.

(v)	Standing Orders. Standing and limit orders (except standing and limit orders under an Approved 10b5-1 Plan) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of MNPI. The Company therefore discourages placing standing or limit orders on Company securities. If a Designated Insider determines that they must use a standing order or limit order, the order should be limited to short duration and must otherwise be pre-cleared at least one week prior to placing such orders.

8.	PRE-CLEARANCE OF SECURITIES TRADES (Applicable to “Designated Insiders”)

The Company has established procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading and this Policy, and to avoid the appearance of impropriety. All Designated Insiders must receive pre-clearance prior to trading in Company securities. Pre- clearance procedures do not apply if the proposed trade is pursuant to an Approved 10b5-1 Plan.

a)	Pre-Clearance Procedures.

(i)	Use the Pre-Clearance Form. Designated Insiders must request pre-clearance using the “Designated Insider Pre-Clearance Request Form” attached to this Policy. In deciding whether to approve a transaction, the Chief Legal Officer may consult internally as necessary, including with the Chief Executive Officer, the Chief Financial Officer and outside legal counsel.

(ii)	Make Requests 2 Days in Advance. Requests shall be submitted at least 2 business days in advance of the proposed securities transaction. When submitting a request for pre- clearance, the requestor should carefully consider whether he or she may be aware of MNPI about the Company and shall disclose fully those circumstances.

(iii)	Submit Your Request via Email. Requests for pre-clearance should be directed to the Chief Legal Officer and sent via e-mail to TradeRequest@gan.com. Verbal requests will only be considered in extraordinary circumstances.

(iv)	Approvals Valid for 5 Days. Unless revoked, a pre-clearance request that is approved will normally remain valid until the close of trading 5 trading days following the day on which it was approved. If the transaction does not occur during that period, pre-clearance of the transaction must be requested and approved again.

(v)	Submit Trade Information. If indicated on the Designated Insider Pre-Clearance Request Form, you must disclose all trade information to the Chief Legal Officer immediately after the transaction.

(vi)	Request Denials. If a Designated Insider is denied, they shall refrain from transacting in Company securities and shall not inform any other person of the denial of pre-clearance.

(vii)	Chief Legal Officer. The Chief Legal Officer may not trade in Company securities unless the trade has been approved by the Chief Financial Officer, who may consult internally as necessary, including with the Chief Executive Officer, or with outside legal counsel.

The ultimate responsibility for determining whether an individual possesses MNPI rests with that individual. Therefore, the Company’s approval of any transaction under this pre-clearance procedure does not insulate anyone from liability under securities laws. Under no circumstance may a person effect a transaction while in possession of MNPI, even if pre-cleared.

Please refer any questions about trading rules or procedures to: legal@gan.com

Please refer any trade requests to: TradeRequest@gan.com

b)	Rule 144/Section 16(a) – Additional Procedures for Directors and Executive Officers.

The U.S. securities laws impose additional requirements on certain transactions by certain Insiders. For example, sales by directors, officers, Company affiliates and any persons directed or controlled by any of the foregoing, could be subject to Rule 144 requirements under the Securities Act of 1933, as amended, including volume limitations, holding periods, “manner of sale” conditions, and reporting with the SEC. The legal obligation to file reports and comply with the various rules rests on the individual. Brokers or financial advisors generally will assist such persons in the preparation and filing of a Form 144 with the SEC. Further, the determination of whether a person is an affiliate or a person directed or controlled by a director, officer or affiliate, person, and therefore would need to obtain the above pre-clearance, is one on which each person must make his own determination. Additionally, Section 16(a) of the Securities Exchange Act requires reporting with the SEC of transactions by directors and officers. Transactions by these persons are also subject to the short swing profit recapture provisions of Section 16(b) of the Securities Exchange Act. For any transactions by directors and officers, the Chief Legal Officer or outside counsel will assist in the preparation and filing of Section 16 reports.

c)	Beneficial Ownership Forms Required by the SEC. The Company is subject to Section 16 of the Exchange Act and the SEC’s rules thereunder require all of the executive officers, directors and greater than 10% stockholders of domestic public reporting companies to report their initial beneficial ownership of equity securities of the Company and any subsequent changes in that ownership as described below.

(i)	Form 3 must be filed within 10 days of (a) the Company becoming subject and to domestic reporting rules under Section 16, and (b) thereafter for each person upon becoming an executive officer or director or 10% stockholder of the Company. This report discloses the reporting person’s beneficial interest in Company securities and must be filed even if such person does not own any Company securities.

(ii)	Form 4 must be filed to report acquisitions and dispositions of Company securities, including

(a) any open market sale or purchase of Company securities, (b) any grant, exercise or conversion of Company restricted stock or derivative securities (e.g., stock options), (c) any transfers to or from indirect forms of ownership, such as transfers to trusts and (d) any intra- plan transfers involving Company securities held under pension or retirement plans. A Form 4 must generally be filed within two business days of the date of execution of the transaction (not the settlement date or subsequent closing or delivery date). The SEC rules provide for a limited exception to the two-business day filing requirement in the case of prearranged trading programs and any intra-plan transfers involving Company securities held under the Company’s pension or retirement plans, in each case for which the officer or director does not select the date of execution. In those cases, a Form 4 must be filed with the SEC within two business days following the date on which the officer or director is notified of the transaction. However, if the officer or director does not receive notification by the third business day following the actual trade date, then the third business day is deemed to be the date of execution. Consequently, it is important that officers and directors ensure that their brokers and the plan administrator notify them promptly of any transaction. A Form 4 must also be filed after a person ceases to be an officer or director of the Company if there is a non-exempt, “opposite-way” transaction within six months of such person’s last transaction while an officer or director (e.g., an open market sale within six months of a purchase).

(iii)	Form 5 must be filed within 45 days after the Company’s fiscal year-end by every person who was an executive officer or director at any time during the fiscal year to report (a) certain small acquisitions of Company securities, (b) certain miscellaneous transactions, such as gifts or inheritances and (c) any transaction during the last fiscal year that was required to be reported on a Form 3 or Form 4 but was not reported. The regulations provide that, at the discretion of the officer or director involved, transactions normally reported at fiscal year-end on a Form 5 may be reported earlier on a Form 4. If there are no reportable transactions, or if all reportable transactions have already been reported on a Form 3 or Form 4, a Form 5 is not required. The Company encourages the use of the Form 4 early reporting option to help prevent transactions from going unreported at fiscal year-end and to help eliminate the need to file a Form 5.

(iv)	Section 16 reports must be filed electronically with the SEC via EDGAR and promptly posted to the Company’s website. Under SEC rules, the preparation and filing of Section 16 reports is the sole responsibility of the reporting person. However, the Company has established a program to assist executive officers and directors in preparing and filing these forms. The Company can only facilitate compliance by executive officers and directors to the extent they provide the Company with the information required by the program. The Company does not assume any legal responsibility in this regard. Please contact the Chief Legal Officer or Chief Financial Officer for more information.

(v)	Note that the beneficial ownership reporting requirements do not apply to all senior personnel of the Company. These requirements, as well as the “short-swing” profit disgorgement provisions, apply only to beneficial owners of more than 10% of any class of equity of the Company, executive officers and directors of the Company. The term “officer” is specifically defined for Section 16 purposes, and includes the principal officers of the Company and may include officers of subsidiaries. Senior personnel with questions about their status for Section 16 reporting purposes should consult with the Chief Legal Officer.

9.	RULE 10b5-1 TRADING PLANS (Applicable to “Covered Persons” and “Designated Insiders”)

Rule 10b5-l under the Securities Exchange Act of 1934 provides an affirmative defense with respect to insider trading liability. Such 10b5-1 Trading Plans (“Trading Plans”) are designed to provide appropriate flexibility to individuals who wish to plan securities transactions in advance at a time when they are not aware of MNPI, and then carry out those transactions at a later time, even if they later become aware of MNPI. To comply with this Policy, a Trading Plan must be an Approved 10b5-1 Plan, meaning that, prior to the Trading Plan becoming effective, it must meet the requirements of Rule 10b5-1 and be approved by the Chief Legal Officer. Trading Plans may be entered into with a broker chosen by the Covered Person, subject to reasonable approval by the Chief Legal Officer, of the broker’s Trading Plan document. Trading Plans and modifications to Trading Plans will not be approved unless they satisfy the specific requirements of Rule 10b5-1 including the following:

a)	The Trading Plan must be entered into in good faith and without any intent to evade the federal securities laws.

b)	The Trading Plans shall only be entered into during a time when (i) no blackout periods are in effect and (ii) the Covered Person confirms that he or she is not aware of MNPI regarding the Company.

c)	The Trading Plan must be written and signed by the Covered Person seeking to adopt the Trading Plan. The Company will not be a party to such plan (other than in respect of limited certifications related to the exercise of options). The Covered Person must provide the Company with a fully executed a copy of each Trading Plan.

d)	The Trading Plan must specify or set a formula for (i) the amount and type of Company securities to be purchased or sold (and, if applicable, the number of stock options to be exercised), (ii) the dates on which Company securities are to be purchased or sold (and, if applicable, the number of stock options to be exercised), and (iii) the price or prices at which the securities are to be purchased or sold.

e)	The Trading Plan cannot permit the Covered Person to exercise any subsequent influence over how, when or whether to effect purchases or sales of Company securities.

f)	The first purchase or sale under the Trading Plan shall not occur until after fourteen (14) days from the Plan’s full execution.

g)	Trading Plans should be at least six (6) months and no longer than two (2) years in duration.

h)	The Covered Person may not have multiple overlapping Trading Plans in place at any given time.

i)	Occasional modifications to Trading Plans may only be made during open trading windows, and, for all other purposes of this Policy, the modified Trading Plan shall be deemed to be a new Trading Plan.

j)	The Company reserves the right to reject any Trading Plan which, in its judgment, does not comply with this Policy.

k)	Trading Plans may only be terminated (as opposed to expiration on their own terms) during open trading windows, and an individual who terminates a Trading Plan (prior to its expiration) is not permitted to enter into a new Trading Plan for at least one hundred eighty (180) days.

l)	Trading Plans entered into by directors and executive officers (as well as modifications or the early termination of such Trading Plans) should be disclosed when trades are made on Section 16 Reports filed with the SEC.

m)	With respect to any purchase or sale under an Approved 10b5-1 Plan, the third-party effecting transactions on behalf of the Company Insider should be instructed to send duplicate confirmations of all such transactions to the Chief Legal Officer.

n)	Trading Plans entered into by the Chief Legal Officer shall be approved by the Chief Executive Officer and the Chairman of the Audit Committee of the Board of Directors. The CEO and Chairman shall seek outside legal counsel with respect to approving such plans.

10.	POST-TERMINATION TRANSACTIONS

This Policy continues to apply to any and all transactions in the Company’s securities following termination of your employment or other services to the Company. If you are in possession of material nonpublic information when you are terminated, you may not trade in the Company’s securities until that information has become public or is no longer material. The preclearance procedures specified above, however, will cease to apply to transactions in the Company’s securities upon the expiration of any blackout period applicable at the time of the termination of service.

11.	COMMUNICATIONS WITH SECURITIES PROFESSIONALS (Applicable to “Covered Persons” and “Designated Insiders”)

The Company is engaged in continual communications with investors, securities analysts and the financial press. It is against the law, specifically Regulation FD adopted by the SEC, as well as a violation of this Policy, for any person acting on behalf of the Company to disclose MNPI to anyone, including but not limited to analysts, securities professionals and institutional investors, outside the Company, especially under circumstances where it is reasonably foreseeable that the recipient may trade on the basis of such information.

Only the Chief Financial Officer (in consultation with the Chief Executive Officer) is authorized to speak on behalf of the Company. Anyone who communicates without proper authorization will not only violate this Policy but may also violate the anti-tipping provisions of the insider trading laws.

Please refer any outside requests for comments to:

Brian Chang, CFO, Tel.: +1 (714) 397-4981; Email: bchang@gan.com

12.	REGULATION FD – COMMUNICATIONS WITH THE PUBLIC (Applicable to “Covered Persons” and “Designated Insiders”)

a)	Selective Disclosure Prohibited. Contacts with investors and analysts are important; they affect the views and attitudes of key market participants toward the Company. If improperly conducted, those contacts might expose the Company to liability for material misstatements. The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of MNPI. Company Personnel may not, therefore, disclose information to anyone outside the Company, including analysts, shareholders, journalists or any media outlet, family members and friends, other than in accordance with this Policy. Company Personnel also may not discuss the Company in a blog, internet “chat room,” networking website or similar internet-based forum.

b)	Procedures for the Release of Material Information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. Senior officials of the Company, or any other director, officer, employee or agent of the Company who regularly communicates with investors and/or securities professionals, may be deemed to be persons “acting on behalf of” the Company for purposes of Regulation FD. Company Personnel may therefore subject the Company to possible SEC enforcement action for violation of Regulation FD if Company Personnel orally, or in writing, communicate MNPI to market professionals and investors in situations where the Company has not either previously, or simultaneously, released that information to the public pursuant to one or more of the following methods:

(i)	Form 8-K or other document filed with the SEC;

(ii)	A press release;

(iii)	Disclosure on the Company website, where such disclosure meets the requirements of Regulation FD; or

(iv)	A conference call or webcast of such call that is open to the public at large (albeit solely on a “listen-only” basis where an authorized spokesperson deems it appropriate), and has been the subject of adequate advance notice within the meaning of Regulation FD.

c)	Authorized Spokespersons. The Company limits the number of spokespersons authorized to communicate on behalf of the Company with any person or entity outside the Company, both to ensure compliance with Regulation FD and otherwise to protect the confidentiality of sensitive business or financial information regarding the Company. Accordingly, the Company has designated the Chief Executive Officer and Chief Financial Officer (the “Authorized Spokespersons”), as the sole authorized spokespersons for the Company. These officers typically lead or participate in the presentations at the Company’s quarterly earnings or other conference calls. In the first instance, inquiries from securities analysts, investors and financial reporters should be referred to the Head of

Investor Relations or to one of the Authorized Spokespersons. From time to time, other employees or members of the Company’s board of directors may be designated by authorized spokespersons to respond to specific inquiries or to make specific presentations to the investment community as necessary or appropriate, in which case they too shall be deemed “Authorized Spokespersons” for purposes of this Policy. For the avoidance of doubt, all inquiries regarding the Company or its securities made by any person or entity outside the Company, including but not limited to securities analysts, members of the media, existing shareholders and/or debtholders and potential investors (except in the context of planned and authorized presentations) with regard to the Company’s business operations or prospects as well as the Company’s financial condition, results of operations, or any development or plan affecting the Company, should be referred immediately and exclusively to the Head of Investor Relations or an Authorized Spokesperson.

Head of Investor Relations:

Robert Shore, IR, Tel.: +1 (610) 812-3519; Email: rshore@gan.com

d)	Inadvertent Disclosure. Should Company Personnel become aware of facts suggesting that MNPI may have been communicated in violation of this Policy to a securities professional, an investor or potential investor, or the press - regardless of whether the source or means (oral, written or electronic such as e-mail, blog, etc.), such Company Personnel must notify the Chief Legal Officer immediately. In certain circumstances, steps can be taken promptly upon discovery of the selective disclosure to protect both the Company and the person responsible for that communication. Regulation FD, for example, gives a brief period, generally 24 hours, after discovery of a careless or inadvertent selective disclosure to avoid potential SEC enforcement action by fully disclosing the information in question to the public.

e)	Investor and Analyst Conferences. The Company encourages investor and analyst conferences in which Company Personnel participate to be open to the public and simultaneously webcast. If not expressly authorized by this Policy, Company Personnel must obtain authorization to participate in that presentation from the Authorized Spokespersons.

f)	Advance Review of Speeches and Presentations. Any planned or pre-scripted portions of any conference presentation to be given regarding the Company should be reviewed in advance by the Company’s Chief Legal Officer or his designee, and outside counsel when appropriate. If the conference is not open to the public, consideration should be given to appropriate public dissemination of the material to be presented. Special care should be taken in the case of statements made in the context of informal or one-on-one meetings with analysts or investors to avoid the inadvertent disclosure of MNPI.

g)	Coordination with Gaming Regulators. The Company holds privileged gaming licenses that are issued by foreign or domestic federal, state, local and tribal governments in order to conduct its business within the gaming industry (“Gaming Licenses”). The Company’s gaming regulators frequently require advanced notice of certain types of information before it is disseminated publicly, including without limitation, the categories of information below. As such, Authorized Spokespersons and the Head of Investor Relations shall ensure that all public disclosures are coordinated sufficiently in advance with the Company’s most senior compliance and licensing executive.

a.	Executive-level promotions or the addition of new key roles;

b.	Entry into new jurisdictions;

c.	New customers or new business; and

d.	New business activities outside the USA.

Authorized Spokespersons and the Head of Investor Relations shall ensure the public disclosure of any information is coordinated in advance with Compliance, to accomplish the forgoing advanced disclosures to the Company’s gaming regulators.

Gaming Compliance and Licensing:

Gaming Compliance, Email: compliance@gan.com

h)	Responding to Rumors. Rumors and media reports concerning the business and affairs of the Company may circulate from time to time. It is the Company’s general policy not to comment upon such rumors and/or to publish corrections about inaccurate or incomplete media statements. Company Personnel should not comment upon or respond to such rumors and/or media reports. Requests for comments or responses should be referred to the Chief Executive Officer or Chief Financial Officer in consultation with the Head of Investor Relations.

i)	Violation of Regulation FD. Communications in violation of Regulation FD may expose the Company to liability for material misstatements. Additionally, any Covered Person who makes an unauthorized selective disclosure of MNPI to an analyst, investor or other person outside the Company could potentially be held liable for illegal tipping if the recipient of the information trades in Company securities. In addition, if the SEC views a violation of this Policy as causing the Company to violate Regulation FD, the Company may be subject to an SEC enforcement action. This could occur if the Company is unable to persuade the SEC that the communication was unauthorized and/or otherwise contrary to this Policy. In addition, the person making the communication might be sued directly by the SEC as a “cause” of the Company’s Regulation FD violation.

j)	Broad, Public Dissemination. It is the Company’s policy to disseminate material information broadly throughout the marketplace. In disclosing material information, the Company follows a regimen intended to disseminate the news broadly. Specifically, the Company has a policy of disclosing information to the public pursuant to any or all of the means described above. Material information should not be disclosed initially in investor forums to which access may be limited (such as investor conferences and “one-on-one” meetings with investors or analysts). Such limited disclosure can create an unfair advantage for such persons. For purposes of these discussions, the key litmus test is that material information must be disseminated broadly before or as it is discussed with any investor or analyst. In the event information is not disclosed in a broad, public form, the actions described in “Inadvertent Disclosure” above should be initiated.

[End of Policy – Acknowledgement and Pre-Clearance Request Form Follows]

ACKNOWLEDGEMENT TO POLICY ON INSIDER TRADING/PUBLIC COMMUNICATIONS

I, the undersigned Covered Person and/or Designated Insider, acknowledge and certify that I have read and understand the GAN Limited Policy on Insider Trading and Communications with the Public, and I agree to be governed by such Policy at all times in connection with MNPI, the purchase and sale of securities and communications with the public.

Signed:

Print Name:

Date:

NOTE: Any disclosures are to be done in coordination with Compliance at compliance@gan.com with a copy to the Legal Dept. at legal@gan.com

Please return this form to the Legal & Compliance Department by emailing your signed and dated form to: TradeRequest@gan.com.

For purposes of (i) this Acknowledgment and (ii) those required to abide by the Pre-Clearance Provisions in this Policy, “Designated Insider” means:

●	All Non-Executive Directors of the Board of Directors

●	All Executive Directors of the Board of Directors

●	The President

●	All Executive Vice Presidents

●	All Section 16 Officers

●	All members of the Legal Department

●	All members of the Finance Department (including Investor Relations)

●	All members of the Compliance Department

●	Certain members of Human Resources

●	Certain members of the Coolbet Group of Companies

●	All Individuals designated by the Chief Legal Officer from time to time

DESIGNATED INSIDER PRE-CLEARANCE REQUEST FORM

(Only Designated Insiders are required to submit this form)

The term “Designated Insiders” is defined in the “Policy on Insider Trading and Communications with the Public” (the “Policy”). Please refer to the Policy to determine if you are a Designated Insider.

Designated Insiders may transact in Company securities only if pre-approved by the Chief Legal Officer using this Form or under an Approved 10b5-1 Plan and must comply with the Policy. All pre-cleared transactions must be effected within 5 trading days following approval or an additional pre-clearance approval must be obtained.

TRANSACTION INFORMATION (all boxes must be filled in)
Date Submitted (Please submit this Form via email only toTradeRequest@GAN.com).

Transaction Dates (You may select up to 5 consecutivetrading days, subject to modification by the CLO)

Type of Transaction (i.e., Sale, Purchase, Option Exercise,Transfer to trust, or Other)

Type of Security (i.e., Stock, Options, Restricted Stock Unit,or Other (if “other” indicate type of security)

Number of Shares in Transaction (indicate the number youintend to sell, purchase, exercise, etc.)

Strike Price (list the strike price if exercise of options,otherwise write “NA”)

Your Broker Information

By executing this Insider Transaction Pre-Clearance Request, the undersigned hereby certifies that (i) he or she has read, understands, and is in compliance with the Policy, (ii) is not in possession of any material nonpublic information concerning the Company and (iii) the proposed trade(s) do not violate the trading restrictions of Section 16 of the Securities Exchange Act of 1934 or Rule 144 of the Securities Act of 1933.

☐ IF THIS BOX IS CHECKED, YOU MUST DIRECT YOUR BROKER TO DISCLOSE THE FOLLOWING INFORMATION TO THE CHIEF LEGAL OFFICER* IMMEDIATELY AFTER TRADING: (1) DATE(S) OF TRADE, (2) TYPE OF TRADE (ACQUIRED OR DISPOSED), (3) NUMBER OF SHARES, (4) PRICE FOR EACH TRANSACTION, AND (5) ANY OTHER INFORMATION REQUESTED TO FILE A FORM 4 OR FORM 144 WITH THE SEC.

Designated Insider Sign: _______Print Name (Legibly):

APPROVED (IF SIGNED):

By:
Sylvia Tiscareño, Chief Legal Officer

Date:

*please copy Jeffrey Kuras (JKuras@honigman.com) with trade information.